FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES NAMES NEW CFO

ABILENE, Kan. (September 22, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today announced that Wayne Peterson has joined the Company as Senior Vice President and Chief Financial Officer, effective September 20, 2010.

Mr. Peterson has 30 years of experience in the retail industry, most recently as Chief Financial Officer of Minyard Food Stores, Inc., based in the Dallas-Fort Worth area. He began his career as a financial analyst with Jewel Food Stores and progressed to CFO positions at Buttrey Food and Drug Stores Company, Copelands’ Enterprises, Inc., Homeland Holding Corporation, and then Minyard.

Mr. Peterson graduated with a degree in Accounting from Millikin University and earned an MBA from Lewis University Graduate School of Business. He is also a Certified Public Accountant.

“We are excited to have Wayne Peterson join our Company as CFO. Wayne’s extensive experience in retailing will be a strong addition to our senior management team as we continue to make important improvements in store operations, systems of accountability and financial performance,” said Rich Wilson, president and CEO.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 256 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

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For more information, contact:
Jon A. Ramsey
Vice President - Controller
785-263-3350 X221
email: jramsey@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com